Exhibit 99.1

SHOTSPOTTER SIGNS DEFINITIVE AGREEMENT TO ACQUIRE LEEDS, MAKER OF CRIMECENTER™ INVESTIGATIVE SOFTWARE

Investigative Software Expands Company’s Total Addressable Market and Completes End-to-End Platform to Prevent, Respond to and Investigate Crime

NEWARK, Calif., November 9, 2020 -- ShotSpotter, Inc. (Nasdaq: SSTI), the leader in solutions that help law enforcement officials identify, locate and deter gun violence, today announced it has signed a definitive agreement to acquire Leeds, LLC, doing business as CrimeCenter Software. The acquisition will expand ShotSpotter’s suite of law enforcement solutions with the CrimeCenter line of investigative case management software. Leeds’ primary business is supplying a major metropolitan police department on the East Coast with CrimeCenter and a variety of IT-related professional services. Leeds has more than 30 employees and is based in Newark, New Jersey.

Under the terms of the agreement, ShotSpotter will pay approximately $22 million in cash and stock, which includes a potential earnout of up to $5 million.  The deal is expected to close in November and is subject to customary closing conditions.  Upon closing, Leeds will become a wholly owned subsidiary of ShotSpotter.

With the addition of CrimeCenter to its product lineup of patrol management and gunshot detection solutions, ShotSpotter will offer the only complete precision policing platform to enable intelligence-driven prevention, response to, and investigation of crime for local, state and federal agencies. The newly expanded ShotSpotter platform is expected to increase the company’s total addressable market for law enforcement software in just the U.S. by more than 45 percent.

“CrimeCenter is a perfect fit with our strategy to offer an integrated set of precision policing solutions to help drive down crime,” said Ralph A. Clark, CEO and President of ShotSpotter. “Case management is a proven category, as every agency is required to document and investigate crimes and identify and arrest suspects. The CrimeCenter solution does it in a new and better way. We see it opening up new business opportunities beyond municipal law enforcement, including state and federal agencies.”

CrimeCenter is a SaaS product that helps automate investigative work and improve case clearance rates – addressing an inefficiency problem for many agencies that have had to rely on multiple disparate systems to work cases. Using CrimeCenter, investigators benefit from a single digital case folder that includes all elements related to a case. Analytical and collaboration tools help investigators connect the dots and share information faster while reporting helps package cases for command staff and prosecutors.

“We developed CrimeCenter to meet the highest standards for investigations for all types of crime. It’s been battle-tested by law enforcement using it over the last five years,” said Dan

Leston, Managing Partner of Leeds, LLC. “Joining the ShotSpotter team is a thrill for us as we expect it will lead to much broader use of this innovative tool to help close more cases and reduce crime.”

As part of the growing ShotSpotter suite of solutions, the company expects CrimeCenter to benefit from ShotSpotter’s strong customer relationships, sales and marketing resources, and product integration opportunities. ShotSpotter solutions are used by more than 100 cities across the U.S. as of September 30, 2020.

About Leeds / CrimeCenter Software

Leeds, LLC, dba as CrimeCenter Software, is a leading provider of cloud-based investigative software for law enforcement agencies. Built by law enforcement experts, the platform helps agencies modernize every phase of an investigation and accelerate case work with easy-to-use software tools. CrimeCenter is proven to work at scale with thousands of users across multiple crime units. Enhanced analytical and collaboration tools help detectives connect the dots and share information quickly while reporting tools give insight to supervisors on the status of each case. The company is headquartered in Newark, New Jersey.

About ShotSpotter, Inc.

ShotSpotter (NASDAQ: SSTI) provides acoustic gunshot detection and precision-policing solutions to help law enforcement officials and security personnel prevent and reduce gun violence and make communities, campuses and facilities safer. The company’s flagship product, ShotSpotter® Flex™, is the leading gunshot detection, location and forensic system trusted by over 100 cities. ShotSpotter® Connect™ (previously known as ShotSpotter Missions) uses artificial intelligence-driven analysis to dynamically direct patrol resources to areas of greatest risk and helps to improve officer accountability and deter crime. ShotSpotter has been designated a Great Place to Work® Company.

Forward-Looking Statement

This press release contains "forward looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of ShotSpotter’s anticipated acquisition of Leeds, LLC, the time frame in which this will occur, the degree to which the acquisition will open up new business opportunities for ShotSpotter, the degree to which CrimeCenter will expand ShotSpotter’s total addressable market, and the degree to which CrimeCenter will benefit from ShotSpotter’s customer relationships, sales and marketing resources and product integration opportunities. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things: that conditions to the acquisition closing may not be satisfied; the potential impact on the businesses of ShotSpotter and Leeds due to the announcement of the acquisition; the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement; ShotSpotter’s ability to integrate Leeds’ employees and operations; ShotSpotter’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; ShotSpotter’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic and maintain and increase sales; the availability of funding for ShotSpotter’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; ShotSpotter’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the lengthy sales cycle for ShotSpotter’s solutions; changes in federal funding available to support local law enforcement; ShotSpotter’s ability to deploy and deliver its solutions; ShotSpotter’s ability to maintain and enhance its brand; as well as other risk factors included in ShotSpotter’s most recent annual report on Form 10-K and quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

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